EXHIBIT 21.1

SUBSIDIARIES

HPL Consolidation LP, a Delaware limited partnership, owns a direct or indirect interest in the following:

•	HPL Storage GP LLC, a Delaware limited liability company

•	HPL GP LLC, a Delaware limited liability company

•	HPL Asset Holdings LP, a Delaware limited partnership

•	HPL Leaseco LP, a Delaware limited partnership

•	HPL Resources Company LP, a Delaware limited partnership

•	HPL Gas Marketing LP, a Delaware limited partnership

•	Houston Pipe Line Company LP, a Delaware limited partnership, owning an interest in the following:

•	HPL Houston Pipe Line Company, LLC, a Delaware limited liability company

•	Mid-Texas Pipeline Company, a Texas general partnership